Exhibit 99.2

Management’s discussion and analysis of financial condition and results of operations

This Management’s Discussion and Analysis of Financial Condition and Results of Operations and other exhibits to this Current Report on Form 8-K include “forward-looking” statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause our actual results to differ materially from those expressed or implied. Our revenues and earnings and our ability to achieve our planned business objectives will be subject to a number of factors that make estimates of future operating results uncertain, including, without limitation, (1) that we will not retain or grow our customer base, (2) that our suppliers and customers may refuse to continue doing business with us or may refuse to extend trade credit to us, (3) that we will fail to be competitive with existing and new competitors, (4) that we will not adequately respond to technological developments that impact our industry and markets, (5) that needed financing will not be available to us if and as needed, (6) that a significant change in the growth rate of the overall U.S. economy will occur such that there is a material impact on consumer and corporate spending, (7) that we will not be able to complete pending or future acquisitions, that we may have difficulties integrating acquired businesses, or that the cost of such integration will be greater than we expect, and (8) that some other unforeseen difficulties occur, as well as those risks set forth in our Annual Report, as amended, on Form 10-K/A for the year ended December 31, 2002 filed on November 24, 2003.

The following is a discussion of Knology Inc.’s consolidated financial condition and results of operations for the nine months ended September 30, 2002 and 2003 and the three years ended December 31, 2002, and other factors that are expected to affect our prospective financial condition. The following discussion and analysis should be read in conjunction with Exhibit 99.1, “Selected Historical Consolidated Financial and Operating Data,” Exhibit 99.4, our audited consolidated financial statements and related notes, and our condensed consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003.

INTRODUCTION

We are a fully integrated provider of video, voice, data and advanced communications services to residential and business customers in eight markets in the southeastern United States. We provide service in Huntsville and Montgomery, Alabama; Panama City, Florida; Augusta, Columbus and West Point, Georgia; Charleston, South Carolina; and Knoxville, Tennessee. Our primary business is the delivery of bundled communication services over our own network. In addition to our bundled package offerings, we sell these services on an unbundled basis.

We have built our business through:

➢	acquisitions of other cable companies, networks and franchises;

➢	upgrades of acquired networks to introduce expanded broadband services including bundled video, voice and data services;

➢	construction and expansion of our broadband network to offer integrated video, voice and data services; and

➢	organic growth of connections through increased penetration of services to new marketable homes and our existing customer base.

On July 15, 2003, we signed a definitive agreement to purchase certain assets from Verizon Media Ventures, Inc., a subsidiary of Verizon Communications Inc., including the cable television systems and franchise rights in Pinellas County, Florida and Cerritos, California, which we refer to collectively as the Verizon Media acquisition. On December 1, 2003, we completed the acquisition of the cable system and franchise rights in Cerritos, California, for which we paid Verizon Media approximately $6.6 million in cash. In the fourth quarter of 2003, we expect to complete the acquisition of the cable system and franchise rights in Pinellas County, Florida, for which we expect to pay approximately $10.3 million in cash. In connection with the closing of the Verizon Media acquisition, we will also issue to a prior prospective purchaser a warrant to purchase one million shares of our common stock for release of its exclusivity rights.

To date, we have experienced operating losses as a result of the expansion of our service territories and the construction of our network. We expect to continue to focus on increasing our customer base and expanding our broadband operations. Our ability to generate profits and positive cash flow from operations will depend in large part on our ability to increase revenues to offset the costs of construction and operation of our network.

Management’s discussion and analysis of financial condition and results of operations

HISTORY

Our predecessor, Knology Broadband, Inc., or Broadband, was formed in 1995 by ITC Holding Company, Inc., or ITC Holding. Broadband, which is now one of our subsidiaries, owns the franchise rights and assets in seven of our eight current markets. Broadband acquired cable networks in Montgomery, Alabama and Columbus, Georgia in 1995 and Panama City, Florida in 1997. In 1998, Broadband acquired a cable network in Huntsville, Alabama and began construction of its broadband network in Augusta, Georgia and Charleston, South Carolina. We were formed in September 1998, and, in 1999, ITC Holding contributed to us certain of its subsidiaries, including Broadband. As part of that contribution, we acquired our network in West Point, Georgia.

From inception, Broadband was funded primarily with private equity investments. In October 1997, to fund the acquisition and upgrade of its network, Broadband issued units consisting of $444.1 million aggregate principal amount at maturity of 11 7/8% senior discount notes due 2007 and warrants to purchase Broadband preferred stock. The Broadband discount notes accreted to face value on October 15, 2002.

Broadband and its subsidiaries have been consolidated with us since 1998 in relation to the 85% controlling interest obtained by ITC Holding in July 1998. During the remainder of 1998 and 1999, the 15% of Broadband that ITC Holding did not own was reflected as a minority interest. In the fourth quarter of 1999, the outstanding shares of Broadband common stock and preferred stock not held by ITC Holding were exchanged for shares of our common stock and Series A preferred stock and the warrants to purchase Broadband preferred stock were exchanged for warrants to purchase shares of our Series A preferred stock, with the result that Broadband became our wholly owned subsidiary. We accounted for this transaction as an acquisition of a minority interest of a subsidiary. The stock issued in the exchange was valued at $22.4 million and was recorded as goodwill.

In January 2000, InterCall, Inc., a former subsidiary of ITC Holding, loaned us $29.7 million to fund our capital expenditures and working capital. In February 2000, InterCall converted the loan into options to purchase 6,258,036 shares of our Series A preferred stock, and we issued to ITC Holding a note under which we agreed to pay ITC Holding any proceeds from option exercises received by us, including an amount equal to the exercise price for cashless exercises. In February 2000, ITC Holding effected a spin-off by distributing its shares of our Series A preferred stock to its stockholders and the options to purchase Series A preferred stock to its option holders.

From February 2000 through June 2001, we completed a series of private placements of Series B and C preferred stock, raising aggregate gross proceeds of $212.3 million. The net proceeds from these private placements were used to fund operations.

In order to reduce the amount of Broadband’s outstanding debt, on June 29, 2001, we entered into a credit facility with CoBank ACB, or CoBank, of which $22.8 million was used in September and October 2001 to repurchase Broadband discount notes with a principal amount at maturity of $64.2 million, leaving outstanding $379.9 million principal amount of notes. These repurchased notes were subsequently canceled in conjunction with the prepackaged reorganization plan discussed below.

On July 25, 2002, in an effort to reduce debt further, we commenced both an exchange offer and a solicitation of acceptances of a prepackaged plan of reorganization of Broadband. Because certain tender conditions were not met or waived, we chose not to extend the exchange offer after it expired on September 13, 2002. Accordingly, on September 18, 2002, Broadband filed a petition under Chapter 11

Management’s discussion and analysis of financial condition and results of operations of the Bankruptcy Code, and we and Broadband jointly filed the prepackaged plan. On October 22, 2002, the U.S. Bankruptcy Court for the Northern District of Georgia confirmed the prepackaged plan without modification. On November 6, 2002, the prepackaged plan became effective, resulting in the consummation of a number of transactions including the following:

➢	We received $39.0 million of gross cash proceeds from the issuance of 13 million shares of Series C preferred stock in a private placement to existing investors, SCANA and ITC Telecom Ventures. The proceeds were used to pay transaction expenses of approximately $1.7 million and for general corporate purposes.

➢	$379.9 million aggregate principal amount at maturity of Broadband discount notes were exchanged for $193.5 million of our 12% senior notes due 2009, 10,618,352 shares of our Series D preferred stock and 21,701,279 shares of our Series E preferred stock.

➢	The $15.5 million, 4-year senior secured credit facility with Wachovia Bank was amended.

➢	The $40.0 million 10-year senior secured credit facility with CoBank was amended.

HOMES PASSED AND CONNECTIONS

We report homes passed as the number of residential and business units, such as single residence homes, apartments and condominium units, passed by our broadband network and listed in our database. Marketable homes passed are homes passed other than those we believe are covered by exclusive arrangements with other providers of competing services.

Because we deliver multiple services to our customers, we report the total number of connections for video, voice and data rather than the total number of customers. We count each video, voice or data purchase as a separate connection. For example, a single customer who purchases cable television, local telephone and Internet access services would count as three connections. We do not record the purchase of digital video services by an analog video customer as an additional connection.

As we continue to sell bundled services, we expect more of our video customers to purchase voice, data and other enhanced services in addition to video services. Accordingly, we expect that our number of voice and data connections will grow faster than our video connections and will represent a higher percentage of our total connections in the future.

As of September 30, 2003, 100% of our video and data connections and over 95% of our voice connections were provided over our own network. In addition, as of September 30, 2003, more than 70% of our connections were delivered in a bundled offering of two or more of our video, voice and data services.

REVENUES

We can group our revenues into the following categories:

➢	Video revenues. Our video revenues consist of fixed monthly fees for expanded basic, premium and digital cable television services, as well as fees from pay-per-view movies, fees for video-on-demand and events such as boxing matches and concerts, that involve a charge for each viewing. Video revenues accounted for approximately 50.6%, 46.0% and 42.8% of our consolidated revenues for the years ended December 31, 2000, 2001 and 2002, respectively, and 43.4% and 41.7% for the nine months ended September 30, 2002 and 2003, respectively. In providing video services we currently compete with Comcast, Time Warner, Mediacom and Charter. We also compete with satellite television providers such as DirecTV and Echostar. Our other competitors include broadcast television stations and other satellite television companies. We expect in the future to compete with Bright House Networks, or Bright House, in Pinellas County, Florida and with telephone companies providing video service within their service areas.

Management’s discussion and analysis of financial condition and results of operations

➢	Voice revenues. Our voice revenues consist primarily of fixed monthly fees for local service and enhanced services, such as call waiting and voice mail, and usage fees for long-distance service. Voice revenues accounted for approximately 42.4%, 42.2% and 41.4% of our consolidated revenues for the years ended December 31, 2000, 2001 and 2002, respectively, and 41.2% and 40.5% for the nine months ended September 30, 2002 and 2003, respectively. In providing local and long-distance telephone services, we compete with the incumbent local phone company and various long-distance providers in each of our markets. BellSouth is the incumbent local phone company, providing both local and long-distance services in our markets, and is a particularly strong competitor in our current markets and throughout the southeastern United States. We also compete with providers of long-distance telephone services, such as AT&T, MCI and Sprint. We expect to compete in Pinellas County, Florida and Cerritos, California with Verizon.

➢	Data revenues and other revenues. Our data revenues consist primarily of fixed monthly fees for data service and rental of cable modems. Other revenues result principally from broadband carrier services and video production services. These combined revenues accounted for approximately 7.0%, 11.8% and 15.8% of our consolidated revenues for the years ended December 31, 2000, 2001 and 2002, respectively, and 15.4% and 17.8% for the nine months ended September 30, 2002 and 2003, respectively. Providing data services is a rapidly growing business and competition is increasing in each of our markets. Some of our competitors have competitive advantages such as greater experience, resources, marketing capabilities and stronger name recognition. In providing data services, we compete with traditional dial-up Internet service providers; incumbent local exchange carriers that provide dial-up and DSL services; providers of satellite-based Internet access services; competitive local exchange carriers; and cable television companies. We also expect to compete in the future with providers of wireless high-speed data services.

We expect the rate of growth of new video connections to decrease as the video segment matures in our current markets. While the number of new video connections may decrease, management feels that opportunity to increase revenue and margins is available with the introduction of new products and new technology. New voice and data connections are expected to increase with sales and marketing efforts directed at selling customers a bundle of services, penetrating untapped market segments and offering new services.

COSTS AND EXPENSES

Our operating expenses include cost of services, selling, operations and administrative expenses and depreciation and amortization.

Cost of services includes:

➢

Video cost of services.    Video cost of services consists primarily of monthly fees to the National Cable Television Cooperative and other programming providers and is generally based on the average number of subscribers to each program. Programming costs are our largest single cost and we expect this trend to continue. Programming costs as a percentage of video revenue were approximately 44.1%, 47.5% and 48.1% for the years ended December 31, 2000, 2001 and 2002, respectively, and 47.7% and 46.2% for the nine months ended September 30, 2002 and 2003, respectively. We have entered into contracts with various entities to provide programming to be aired on our network. We pay a monthly fee for these programming services, generally based on the average number of subscribers to the program, although some fees are adjusted based on the total number of subscribers to the system and/or the system penetration percentage. Since programming cost is partially based on numbers of subscribers, it will increase as we add more subscribers. It will

Management’s discussion and analysis of financial condition and results of operations also increase as costs per channel increase over time. We estimate that we will pay approximately $34.7 million in programming fees under these contracts during 2003, of which amount we have paid $23.1 million through September 30, 2003.

➢	Voice cost of services. Voice cost of services consists primarily of transport cost and network access fees. The voice cost of services as a percentage of voice revenues were approximately 34.2%, 18.5% and 17.3% for the years ended December 31, 2000, 2001 and 2002, respectively, and 18.1% and 17.1% for the nine months ended September 30, 2002 and 2003, respectively.

➢	Data and other cost of services. Data and other cost of services consist primarily of transport cost and network access fees. The data and other cost of services as a percentage of data and other revenue were 10.6%, 7.9% and 7.4% for the years ended December 31, 2000, 2001 and 2002, respectively, and 8.1% and 6.0% for the nine months ended September 30, 2002 and 2003, respectively.

Relative to our current product mix, we expect voice and data revenue will become larger percentages of our overall revenue, and potentially will provide higher margins. Based on the anticipated changes in our revenue mix, we expect that our consolidated cost of services as a percentage of our consolidated revenues will decrease.

Selling, operations and administrative expenses include:

➢	Sales and marketing expenses. Sales and marketing expenses include the cost of sales and marketing personnel and advertising and promotional expenses.

➢	Network operations and maintenance expenses. Network operations and maintenance expenses include payroll and departmental costs incurred for network design, monitoring and maintenance.

➢	Service and installation expenses. Service and installation expenses include payroll and departmental costs incurred for customer installation and service personnel.

➢	Customer service expenses. Customer service expenses include payroll and departmental costs incurred for customer service representatives and management.

➢	General and administrative expenses. General and administrative expenses consist of corporate and subsidiary management and administrative costs.

Depreciation and amortization expenses include depreciation of our interactive broadband network and equipment and amortization of costs in excess of net assets and other intangible assets related to acquisitions.

For periods beginning after January 1, 2002, we no longer amortize goodwill related to acquisitions in accordance with SFAS 142, Goodwill and Intangible Assets.

As our sales and marketing efforts continue and our network expands, we expect to add connections resulting in increased revenue. We also expect our operating expenses, including depreciation and amortization, to increase as we expand our network and business.

We have experienced operating losses as a result of the expansion of our broadband network and services into new and existing markets. We expect to continue to focus on increasing our customer base and expanding our broadband operations. Accordingly, we expect that our operating expenses and capital expenditures will continue to increase as we extend our broadband network in existing and new markets in accordance with our business plan.

Management’s discussion and analysis of financial condition and results of operations

RESULTS OF OPERATIONS

The following tables set forth financial data as a percentage of operating revenues for the years ended December 31, 2000, 2001 and 2002 and for the nine months ended September 30, 2002 and 2003.

	Years ended December 31,			Nine months ended September 30,
CONSOLIDATED FINANCIAL DATA:	2000	2001	2002	2002	2003

Revenues:
Video	50.6%	46.0%	42.8%	43.4%	41.7%
Voice	42.4	42.2	41.4	41.2	40.5
Data	7.0	11.8	15.8	15.4	17.8

Total revenues	100.0	100.0	100.0	100.0	100.0
Cost of services	37.6	30.6	28.9	29.4	27.2

Gross profit	62.4	69.4	71.1	70.6	72.8
Selling, operating and administrative expense	71.1	69.0	56.3	57.3	54.1
Depreciation and amortization	73.5	74.4	56.8	58.4	46.3
Restructuring expenses and non-cash (gains) and charges	—	(30.0)	(65.4)	12.8	1.1
Litigation fees	—	—	0.9	0.4	0.8

Operating (loss) income	(82.2)	(44.0)	22.5	(58.3)	(29.5)
Interest expense, net	(42.2)	(37.7)	(25.3)	(29.9)	(16.7)
Gain on adjustments of warrants to market	—	—	2.0	2.8	—
Other expense, net	(1.6)	(0.8)	(0.2)	(0.2)	(9.7)

Loss before income tax benefit (provision) and cumulative effect of change in accounting principle	(126.0)	(82.5)	(1.0)	(85.6)	(55.9)

Income tax benefit (provision)	3.8	(2.6)	—	(0.1)	—
Cumulative effect of change in accounting principle	—	—	(0.9)	(1.3)	—

Net loss	(122.2)	(85.1)	(1.9)	(87.0)	(55.9)
Preferred stock dividends	—	(34.4)	—	—	—

Net loss attributable to common stockholders	(122.2)%	(119.5)%	(1.9)%	(87.0)%	(55.9)%

Nine Months Ended September 30, 2002 Compared to Nine Months Ended September 30, 2003

Revenues.    Operating revenues increased 23.5% from $103.0 million for the nine months ended September 30, 2002 to $127.3 million for the nine months ended September 30, 2003. Operating revenues from video services increased 19.9% from $44.7 million for the nine months ended September 30, 2002 to $53.1 million for the same period in 2003. Operating revenues from voice services increased 21.4% from $42.5 million for the nine months ended September 30, 2002 to $51.6 million for the same period in 2003. Operating revenue from data and other services increased 42.7% from $15.8 million for the nine months ended September 30, 2002 to $22.6 million for the same period in 2003.

The increased revenues for video, voice and data and other services are primarily due to rate increases and an increase in the number of connections, from 282,450 as of September 30, 2002 to 319,031 as of September 30, 2003. Rate increases accounted for approximately 21% of the increased revenues for the nine months ended September 30, 2003, and the increase in the number of connections accounted for approximately 78% of the increased revenue for the same period. The additional connections resulted primarily from:

➢	New service offerings specifically marketed to increase sales and penetration. Connection penetration increased 9.5% from 65.3% at September 30, 2002 to 71.5% at September 30, 2003.

Management’s discussion and analysis of financial condition and results of operations

➢	Sales of voice and data services, which accounted for approximately 86% of the additional connections added from September 30, 2002 through September 30, 2003. We gained these connections by offering competitive plans that focus on bundling services to customers. In addition, we launched the new “IntroNet” product in March 2002, which is exclusively available to bundled customers.

➢	The continued construction of the broadband network in the Knoxville market.

We expect the rate of growth in the number of new video connections to decrease as the video segment matures in our current markets. While the number of new video connections may decrease, we believe that the opportunity to increase revenue and video margins is available through price increases and the introduction of new products and new technology. New voice and data connections are expected to increase with sales and marketing efforts directed at selling customers a bundle of services, penetrating untapped market segments and offering new services. Relative to our current product mix, we expect voice and data revenue will become larger percentages of our overall revenue, and potentially will provide higher margins. Based on the anticipated changes in our revenue mix, we expect that our consolidated cost of services as a percentage of consolidated revenues will decrease. As our markets mature and the opportunity to grow connections in our current network becomes more limited, with internally generated funds or additional equity infusions, we may seek to expand our network through acquisitions or additional network buildout.

Cost of services.    Cost of services increased 14.5% from $30.3 million for the nine months ended September 30, 2002 to $34.7 million for the nine months ended September 30, 2003. Cost of services for video services increased 15.1% from $21.3 million for the nine months ended September 30, 2002 to $24.5 million for the same period in 2003. Cost of services for voice services increased 14.2% from $7.7 million for the nine months ended September 30, 2002 to $8.8 million for the same period in 2003. Cost of services for data and other services decreased 6.4% from $1.3 million for the nine months ended September 30, 2002 to $1.4 million for the same period in 2003. We expect our cost of services to continue to increase as we add more connections. Programming costs, which are our largest single expense item, have been increasing over the last several years on an aggregate basis due to an increase in subscribers and on a per subscriber basis due to an increase in costs per program channel. We expect this trend to continue. We may not be able to pass these higher costs on to customers because of competitive forces, which would adversely affect our cash flow and gross profit.

Gross profit.    Gross profit increased 27.3% from $72.7 million for the nine months ended September 30, 2002 to $92.6 million for the nine months ended September 30, 2003. Gross profit for video services increased 22.1% from $23.4 million for the nine months ended September 30, 2002 to $28.6 million for the same period in 2003. Gross profit for voice services increased 23.0% from $34.8 million for the nine months ended September 30, 2002 to $42.8 million for the same period in 2003. Gross profit for data and other services increased 45.9% from $14.5 million for the nine months ended September 30, 2002 to $21.2 million for the same period in 2003.

Operating expenses.    Our costs and expenses, excluding depreciation and amortization, increased 15.9% from $89.4 million for the nine months ended September 30, 2002 to $103.6 million for the nine months ended September 30, 2003. The increase in our operating expenses is consistent with the growth in revenues and connections, and is a result of the continued expansion of our operations. Selling, operations and administrative expenses will increase as we expand.

Depreciation and amortization decreased from $60.1 million for the nine months ended September 30, 2002 to $58.9 million for the nine months ended September 30, 2003. We expect depreciation and amortization expense to increase as we make capital expenditures to construct and expand our network. We have ceased amortization of goodwill in accordance with the adoption of SFAS No. 142.

Management’s discussion and analysis of financial condition and results of operations

We expensed $3.2 million of reorganization professional fees for the nine months ended September 30, 2002 compared to $84,000 for the same period in 2003. We recognized $9.9 million in asset impairment for the nine months ended September 30, 2002. We adopted SFAS No. 123 and recorded a non-cash stock option compensation expense of $1.4 million for the nine months ended September 30, 2003. We expensed litigation fees of $413,000 for the nine months ended September 30, 2002 and $907,000 for the nine months ended September 30, 2003, arising from the Louisville litigation.

Other income and expense, including interest income and interest expense.    Our total other expense increased from $28.1 million for the nine months ended September 30, 2002 to $33.6 million for the nine months ended September 30, 2003. Interest income was $281,000 for the nine months ended September 30, 2002, compared to $281,000 for the same period in 2003. The interest income primarily reflects the interest earned on the average cash balances in interest bearing accounts for the nine months ended September 30, 2003 compared to the nine months ended September 30, 2002. Interest expense decreased from $31.0 million for the nine months ended September 30, 2002 to $21.6 million for the nine months ended September 30, 2003. The interest expense is principally the in-kind interest on our 12% senior notes due 2009. We expect interest expense in 2003 to be significantly lower than in prior years as a result of our financial restructuring. Although the interest rate payable on our notes is comparable to the rate payable on the canceled Broadband discount notes, the aggregate amount of the notes outstanding is substantially lower.

In connection with the restructuring, and during the nine months ended September 30, 2002, we adjusted the carrying value of the outstanding warrants to purchase our Series A preferred stock to market value based on the approximate per share value of the Series A preferred stock. The approximate per share value of Series A preferred stock was deemed to be $1.87 per share resulting in a $2.9 million gain on the adjustment of warrants to market value. Future increases in the value of our stock will also affect the value of our outstanding warrants, and such increases may be required to be expensed. We determined that the changes in business conditions at Grande Communications Inc. were other than temporary, and recorded a loss on investments of $12.4 million for the nine months ended September 30, 2003.

Other income/expenses, net decreased from expense of $231,000 for the nine months ended September 30, 2002 to income of $107,000 for the nine months ended September 30, 2003. The expense for the nine months ended September 30, 2002 consisted of the write-off of investment and leasehold improvement balances. The income for the nine months ended September 30, 2003 consisted of dividends received from CoBank. We adopted SFAS No. 115 and recorded a loss on investments of $45,000 for the nine months ended September 30, 2002 and a loss of $12.4 million for the nine months ended September 30, 2003 in connection with the investment in Grande Communications described above.

Income tax provision.    We recorded a tax provision of $119,000 for the nine months ended September 30, 2002, compared to no income tax provision for the same period in 2003. The tax provision in 2002 represents a state tax provision related to our incumbent local exchange carrier subsidiaries.

Loss before cumulative effect of change in accounting principle.    We incurred a loss before cumulative effect of change in accounting principle of $88.3 million for the nine months ended September 30, 2002, compared to income before cumulative effect of change in accounting principle of $71.2 million for the nine months ended September 30, 2003.

Cumulative effect of change in accounting principle.    We adopted SFAS No. 142 on January 1, 2002. We performed a goodwill impairment test in accordance with SFAS No. 142 and based on the results of this test we recorded an impairment loss of $1.3 million for the nine months ended September 30, 2002.

Net loss.    We incurred a net loss of $89.6 million for the nine months ended September 30, 2002, compared to a net loss of $71.2 million for the nine months ended September 30, 2003. We expect net losses to continue.

Management’s discussion and analysis of financial condition and results of operations

We have experienced operating losses as a result of the expansion of our network and services into new and existing markets. We expect to continue to focus on increasing our customer base and expanding our broadband operations. Accordingly, we expect that our operating expenses and capital expenditures will continue to increase as we extend our interactive broadband network in accordance with our business plan.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2002

Revenues.    Operating revenues increased 33.6% from $106.2 million for the year ended December 31, 2001, to $141.9 million for the year ended December 31, 2002. Operating revenues from video services increased 24.4% from $48.8 million for the year ended December 31, 2001, to $60.8 million for the same period in 2002. Operating revenues from voice services increased 31.1% from $44.8 million for the year ended December 31, 2001, to $58.7 million for the same period in 2002. Operating revenues from data and other services increased 78.1% from $12.6 million for the year ended December 31, 2001, to $22.4 million for the same period in 2002.

The increased revenues from video, voice and data and other services are primarily due to rate increases and an increase in the number of connections, from 238,942 as of December 31, 2001, to 293,149 as of December 31, 2002. Rate increases accounted for approximately 13% of the increased revenues for the year ended December 31, 2002, and the increase in the number of connections accounted for approximately 87% of the increased revenue for the same period. The additional connections primarily resulted from:

➢	The completion of construction and expansion of our broadband network in Augusta and Charleston, which provided us with new residential and business sales opportunities in these markets. For the year ended December 31, 2002, these markets together accounted for 36.5% of the increase in our consolidated video revenues, 23.8% of the increase in our consolidated voice revenues, 24.5% of the increase in our consolidated data and other revenues, and 28.4% of the increase in our consolidated total revenues.

➢	The upgrade of our network in Huntsville to broadband capacity, which allowed us to provide voice, data and enhanced products, including digital video, in this market. For the year ended December 31, 2002, Huntsville accounted for 23.8% of the increase in our consolidated video revenues, 22.4% of the increase in our consolidated voice revenues, 30.0% of the increase in our consolidated data and other revenues and 25.0% of the increase in our consolidated total revenues.

➢	The construction of our broadband network in the Knoxville market.

All of these factors and our competitive pricing have allowed us to, and we expect will continue to allow us to, add connections and grow our customer base.

Cost of services.    Cost of services increased 26.3% from $32.5 million for the year ended December 31, 2001, to $41.0 million for the year ended December 31, 2002. Cost of services for video services increased 25.8% from $23.2 million for the year ended December 31, 2001, to $29.2 million for the same period in 2002. Cost of services for voice services increased 22.7% from $8.3 million for the year ended December 31, 2001, to $10.1 million for the same period in 2002. Cost of services for data and other services increased 67.4% from $993,000 for the year ended December 31, 2001, to $1.7 million for the same period in 2002. We expect our cost of services to continue to increase as we add more connections. Programming costs, which are our largest single expense item, have been increasing over the last several years on an aggregate basis due to an increase in subscribers and on a per subscriber basis due to an increase in costs per program channel. Management expects this trend to continue. We may not be able to pass these higher costs on to customers because of competitive forces, which would adversely affect our cash flow and gross profit.

Gross profit.    Gross profit increased 36.8% from $73.7 million for the year ended December 31, 2001, to $100.9 million for the year ended December 31, 2002. Gross profit for video services increased 23.1%

Management’s discussion and analysis of financial condition and results of operations from $25.6 million for the year ended December 31, 2001, to $31.6 million for the same period in 2002. Gross profit for voice services increased 33.0% from $36.5 million for the year ended December 31, 2001, to $48.6 million for the same period in 2002. Gross profit for data and other services increased 79.0% from $11.6 million for the year ended December 31, 2001, to $20.7 million for the same period in 2002.

Operating expenses.    Our costs and expenses, excluding depreciation and amortization, increased 8.9% from $73.3 million for the year ended December 31, 2001, to $79.8 for the year ended December 31, 2002. The increase in our operating expenses is consistent with the growth in revenues and is a result of the expansion of our operations and an increase in the number of employees associated with such expansion and growth in our markets. Selling, operations and administrative expenses will increase as we expand.

Our depreciation and amortization increased from $79.0 million for the year ended December 31, 2001, to $80.5 million for the year ended December 31, 2002. The increase in depreciation and amortization is due to significant additions in property, plant, equipment and intangible assets resulting from the expansion of our network, the upgrading of older systems to broadband capabilities, and the purchase of buildings, computers and office equipment. We have ceased amortization of goodwill in accordance with the adoption of SFAS No. 142. Amortization of goodwill for the year ended December 31, 2001 was $4.8 million.

We recognized a gain of $109.8 million with the completion of our financial restructuring. Professional fees related to our financial restructuring were $3.8 million for the year ended December 31, 2002. In September 2001, our subsidiary, Valley Telephone, repurchased Broadband discount notes with a face amount of $58.5 million and a carrying amount of $50.5 million as of the repurchase dates for approximately $20.3 million in cash. In October 2001, Valley Telephone repurchased Broadband discount notes with a face amount of $5.7 million for approximately $2.5 million in cash. These transactions resulted in a net gain of $31.9 million, consisting of a gain of $32.7 million, offset by the write-off of $831,000 in issue costs associated with the original issuance of the Broadband discount notes in October 1997.

Our litigation fees represent expenses incurred related to litigation with Insight Communications Company, Inc., or Insight, in Louisville, and were $1.2 million for the year ended December 31, 2002.

We adopted SFAS No. 144 and recognized $9.9 million in asset impairment for the year ended December 31, 2002. We also adopted SFAS No. 123 in accordance with SFAS No. 148 and recorded a non-cash stock option compensation expense of $3.3 million for the year ended December 31, 2002.

Other income and expense, including interest income and interest expense.    Our total other expense decreased from $40.9 million for the year ended December 31, 2001, to $33.3 million for the year ended December 31, 2002. Interest income was $2.7 million for the year ended December 31, 2001, compared to $395,000 for the same period in 2002. The decrease in interest income primarily reflects a lower average cash balance for the year ended December 31, 2002. We capitalized interest related to the construction of our broadband network of $2.4 million for the year ended December 31, 2001. Interest expense decreased from $42.8 million for the year ended December 31, 2001, to $36.3 million for the year ended December 31, 2002. The interest expense is principally the accretion of the book value of the Broadband 11 7/8% senior discount notes issued in October 1997 and the in-kind interest on our 12% senior notes due 2009. We expect interest expense in 2003 to be significantly lower than in prior years as a result of our financial restructuring. Although the interest rate payable on our notes is comparable to the rate payable on the canceled Broadband discount notes, the aggregate amount of notes outstanding is substantially lower. Gain on the adjustment of warrants to market value was $2.9 million for the year

Management’s discussion and analysis of financial condition and results of operations ended December 31, 2002. Other expenses, net, decreased from $834,000 for the year ended December 31, 2001 to $321,000 for the year ended December 31, 2002. The decrease reflects charges taken for obsolescence and changes in technology related to inventory.

Income tax provision.    We recorded income tax expense of $2.8 million for the year ended December 31, 2001, compared to $0 income tax expense for the same period in 2002. We recorded an income tax provision of $2.8 million at December 31, 2001, which includes a $2.3 million reserve recorded against a receivable for an alternative minimum tax credit carryforward.

Loss and income before cumulative effect of change in accounting principle.    We incurred a loss before cumulative effect of change in accounting principle of $90.4 million for the year ended December 31, 2001, compared to a loss before cumulative effect of change in accounting principle of $1.3 million for the year ended December 31, 2002.

Cumulative effect of change in accounting principle.    We adopted SFAS No. 142 on January 1, 2002. We have performed a goodwill impairment test in accordance with SFAS 142 and based on the results of this test we recorded an impairment loss of $1.3 million for the year ended December 31, 2002.

Net loss attributable to common stockholders.    We incurred a net loss attributable to common stockholders of $127.0 million and $2.6 million for the years ended December 31, 2001 and 2002, respectively.

Year Ended December 31, 2000 Compared to Year Ended December 31, 2001

Revenues.    Operating revenues increased 28.6% from $82.6 million for the year ended December 31, 2000, to $106.2 million for the year ended December 31, 2001. Operating revenues from video services increased 16.8% from $41.8 million for the year ended December 31, 2000, to $48.8 million for the same period in 2001. Operating revenues from voice services increased 28.2% from $34.9 million for the year ended December 31, 2000, to $44.8 million for the same period in 2001. Operating revenues from data and other services increased 116% from $5.8 million for the year ended December 31, 2000, to $12.6 million for the same period in 2001.

The increased revenues from video, voice and data and other services are due primarily to an increase in the number of connections, from 179,223 as of December 31, 2000, to 238,942 as of December 31, 2001. Rate increases accounted for approximately 1% of the increased revenues for the year ended December 31, 2001, and the increase in connections accounted for approximately 99% of the increased revenues for the same period. The additional connections primarily resulted from:

➢	our existence as one of the sole providers offering a bundled video, voice and data services solution;

➢	the organic sales and marketing efforts by our direct sales force and customer service groups; and

➢	the construction, extension and upgrade of our network.

Cost of services.    Cost of services increased 4.7% from $31.0 million for the year ended December 31, 2000, to $32.5 million for the year ended December 31, 2001. Cost of services for video services increased 25.9% from $18.4 million for the year ended December 31, 2000, to $23.2 million for the same period in 2001. Cost of services for voice services decreased 30.9% from $12.0 million for the year ended December 31, 2000, to $8.3 million for the same period in 2001. Cost of services for data and other services increased 61.4% from $615,000 for the year ended December 31, 2000, to $993,000 for the same period in 2001.

Gross profit.    Gross profit increased 43.0% from $51.6 million for the year ended December 31, 2000, to $73.7 million for the year ended December 31, 2001. Gross profit for video services increased 9.6% from $23.4 million for the year ended December 31, 2000, to $25.6 million for the same period in 2001. Gross profit for voice services increased 58.9% from $23.0 million for the year ended December 31, 2000, to $36.5 million for the same period in 2001. Gross profit for data and other services increased

Management’s discussion and analysis of financial condition and results of operations

123% from $5.2 million for the year ended December 31, 2000, to $11.6 million for the same period in 2001.

Operating expenses.    Our costs and expenses, excluding depreciation and amortization, increased 24.9% from $58.7 million for the year ended December 31, 2000, to $73.3 million for the year ended December 31, 2001.

Our depreciation and amortization increased from $60.7 million for the year ended December 31, 2000, to $79.0 million for the year ended December 31, 2001. The increase in depreciation and amortization is due to significant additions in property, plant, equipment and intangible assets resulting from the expansion of our network, the upgrading of older markets to broadband capabilities, and the purchase of buildings, computers and office equipment.

In September 2001, our subsidiary, Valley Telephone, repurchased Broadband discount notes with a face amount of $58.5 million and a carrying amount of $50.5 million as of the repurchase dates for approximately $20.3 million in cash. In October 2001, Valley Telephone repurchased Broadband discount notes with a face amount of $5.7 million for approximately $2.5 million in cash. These transactions resulted in a net gain of $31.9 million, consisting of a gain of $32.7 million, offset by the write-off of $831,000 in issue costs associated with the original issuance of the Broadband discount notes in October 1997.

Other income and expense, including interest income and interest expense.    Our total other expense increased from $36.2 million for the year ended December 31, 2000, to $40.9 million for the year ended December 31, 2001.

Interest income was $4.9 million for the year ended December 31, 2000, compared to $2.7 million for the same period in 2001. The decrease in interest income primarily reflects the interest earned from the investment of proceeds received in the Series C preferred stock offering completed in June 2001. We capitalized interest related to the construction of our broadband network of $2.3 million and $2.4 million for the years ended December 31, 2000 and 2001, respectively. Interest expense increased from $39.7 million for the year ended December 31, 2000, to $42.8 million for the year ended December 31, 2001. The increase in interest expense is due to the accretion of the book value of the Broadband discount notes. Other expenses, net, decreased from $1.4 million for the year ended December 31, 2000 to $834,000 for the year ended December 31, 2001. The decrease reflects charges taken for obsolescence and changes in technology related to inventory.

Income tax provision.    We recorded an income tax benefit of $3.2 million for the year ended December 31, 2000, compared to an income tax expense of $2.8 million for the same period in 2001. The income tax benefit in 2000 resulted from our utilizing net tax losses under a tax sharing agreement with ITC Holding. We recorded an income tax provision of $2.8 million at December 31, 2001, which includes a $2.3 million reserve recorded against a receivable for an alternative minimum tax credit carryforward. The tax sharing agreement became effective August 1998 upon the acquisition by ITC Holding of its majority owned interest in Broadband. Following the spin-off of the Company from ITC Holding, we no longer participate in the tax sharing agreement. Therefore, we no longer receive any payments from ITC Holding related to income tax benefits. As a stand-alone entity after the spin-off, we now record a full valuation allowance against any income tax benefit until management determines that it will be more likely than not that a tax benefit will be realized, at which time a tax benefit will be recorded.

Net loss attributable to common stockholders.    We incurred a net loss attributable to common stockholders of $100.9 million for the year ended December 31, 2000, compared to a net loss attributable to common stockholders of $127.0 million for the year ended December 31, 2001.

Management’s discussion and analysis of financial condition and results of operations

QUARTERLY RESULTS OF OPERATIONS

The following table presents certain unaudited consolidated statements of operations and other operating data for our 11 most recent quarters. The information for each of these quarters is unaudited and has been prepared on the same basis as our audited consolidated financial statements appearing in Exhibit 99.4 to this Current Report on Form 8-K. In the opinion of our management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited quarterly results when read in conjunction with our consolidated financial statements and related notes included elsewhere in Exhibit 99.4 to this Current Report on Form 8-K. We believe that results of operations for interim periods should not be relied upon as any indication of the results to be expected or achieved in any future periods or any year as a whole.

	Quarters ended
	Mar 31, 2001	June 30, 2001	Sept 30, 2001	Dec 31, 2001	Mar 31, 2002	June 30, 2002	Sept 30, 2002	Dec 31, 2002	Mar 31, 2003	June 30, 2003	Sept 30, 2003

		(in thousands, except operating data)
Revenues	$23,506	$25,452	$27,396	$29,835	$32,034	$34,878	$36,132	$38,822	$40,687	$42,869	$43,733
Cost of services	7,647	8,338	8,225	8,259	9,531	10,175	10,597	10,704	11,565	11,258	11,868

Gross profit	15,859	17,114	19,171	21,576	22,503	24,703	25,535	28,118	29,122	31,611	31,865
Income (loss) before cumulative effect of a change in accounting principle	(29,975)	(30,817)	(1,565)	(25,227)	(26,588)	(24,258)	(37,470)	86,984	(20,469)	(19,450)	(31,251)
Net income (loss)	(29,975)	(30,817)	(1,565)	(28,016)	(27,882)	(24,258)	(37,470)	86,984	(20,469)	(19,450)	(31,251)

Homes passed	442,319	455,952	473,127	487,726	494,904	505,928	516,321	524,855	527,511	534,084	540,401
Marketable homes passed	388,710	399,958	412,060	423,201	425,197	429,399	432,637	436,462	439,025	443,159	446,251
Video connections(1)	105,859	110,131	113,738	118,224	122,823	124,707	128,077	129,542	132,385	132,163	133,267
Video penetration(2)	27.2%	27.5%	27.6%	27.9%	28.9%	29.0%	29.6%	29.7%	30.2%	29.8%	29.9%
Digital video connections	17,886	21,185	24,121	26,542	28,363	29,047	31,561	33,276	33,546	33,037	33,297
Digital penetration of video connections	16.9%	19.2%	21.2%	22.5%	23.1%	23.3%	24.6%	25.7%	25.3%	25.0%	25.0%
Voice connections on-net(3)	61,034	68,002	74,633	81,901	89,747	94,969	102,906	108,484	113,899	115,268	118,038
On-net voice penetration(4)	10.0%	11.4%	12.9%	14.2%	16.0%	17.0%	18.6%	19.5%	20.6%	20.8%	21.4%
Data connections	18,885	22,779	27,510	32,573	37,829	41,464	46,429	50,225	55,000	58,031	62,276
Data penetration(2)	4.9%	5.7%	6.7%	7.7%	8.9%	9.7%	10.7%	11.5%	12.5%	13.1%	14.0%
Total connections	192,714	207,493	222,160	238,942	256,653	267,035	282,450	293,149	306,552	310,794	319,031
Average monthly revenue per connection	$42.23	$42.48	$42.59	$43.23	$43.16	$44.36	$43.90	$44.84	$45.24	$46.23	$46.43

(1)	Video connections include customers who receive analog or digital video services.
(2)	Penetration is measured as a percentage of marketable homes passed.
(3)	On-net connections are connections provided over our network as opposed to telephone lines leased from third parties.
(4)	On-net voice penetration is measured as a percentage of marketable homes passed and excludes off-net connections, as well as connections and marketable homes related to our incumbent local exchange carrier subsidiaries.

Management’s discussion and analysis of financial condition and results of operations

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2003, we had net working capital of $15.5 million, compared to net working capital of $24.0 million as of December 31, 2002. The change in working capital from December 31, 2002, to September 30, 2003 is primarily due to a decrease in cash and an increase in unearned revenue, partially offset by a decrease in accrued liabilities and accounts payable.

Net cash provided by operating activities totaled $11.1 million and $18.9 million for the nine months ended September 30, 2002 and 2003, respectively. Net cash provided by operating activities totaled $35.9 million for the year ended December 31, 2000, compared to net cash used in operating activities of $13.3 million for the year ended December 31, 2001, and compared to net cash provided by operating activities of $10.3 million for the year ended December 31, 2002. The net cash flow activity related to operating activities consists primarily of changes in operating assets and liabilities and adjustments to net income for non-cash transactions including:

➢	depreciation and amortization;

➢	non-cash stock options compensation;
➢	gain on debt extinguishment;

➢	asset impairment;

➢	write-off of investment;

➢	gain on adjustment of warrants to market;

➢	accretion of discounted debt;

➢	non-cash bond interest expense;

➢	cumulative effect of change in accounting principle;

➢	provision for bad debt; and

➢	loss (gain) on disposition of assets.

Net cash used for investing activities was $34.6 million and $26.8 million for the nine months ended September 30, 2002 and 2003, respectively. Our proceeds from investing activities for the nine months ended September 30, 2002, consisted of $35.0 million of capital expenditures and $617,000 of expenditures for intangible assets partially offset by $1.0 million in proceeds from the sale of assets. Proceeds from investing activities for the nine months ended September 30, 2003, consisted of $26.6 million of capital expenditures and $329,000 of expenditures for intangible assets partially offset by $92,000 of proceeds from the sale of assets.

Net cash used for investing activities was $150.0 million, $89.1 million and $44.8 million for the years ended December 31, 2000, 2001 and 2002, respectively. Our proceeds from investing activities for the year ended December 31, 2000 consisted of $146.7 million of capital expenditures and an additional investment in ClearSource of $8.2 million offset by $6.1 million in proceeds from the sale of short-term investments. In 2001, investing activities consisted of $86.7 million of capital expenditures, $1.1 million of organizational and franchise expenditures and an additional investment in ClearSource of $1.1 million. Proceeds from investing activities in 2002 consisted of $44.4 million of capital expenditures and $1.4 million in organizational and franchise expenditures partially offset by $1.0 million of proceeds from the sale of property.

Net cash provided by financing activities was $2,000 and net cash used for financing activities was $2.5 million for the nine months ended September 30, 2002 and 2003, respectively. Proceeds from financing activities for the nine months ended September 30, 2002, consisted of $3,000 of proceeds from exercised stock options. Proceeds from financing activities for the nine months ended September 30, 2003, consisted primarily of $2.5 million of principal payments on debt.

We received net cash flow from financing activities of $126.9 million, $119.8 million and $40.4 million for the years ended December 31, 2000, 2001 and 2002, respectively. Proceeds from financing activities in

Management’s discussion and analysis of financial condition and results of operations

2000 consisted primarily of $29.7 million of short-term borrowings through an affiliate, subsequently converted to options to purchase Series A preferred stock, and $100.0 million from an equity private placement of our Series B preferred stock. Financing activities in 2001 consisted of $109.7 million in proceeds from an equity private placement of our Series C preferred stock, $32.5 million in proceeds from our long-term debt facility and $22.8 million in expenditures for the purchase of Broadband discount notes. In 2002, financing activities consisted primarily of $39.0 million from an equity private placement of our Series C preferred stock and $5.5 million of proceeds from our long-term debt facility partially offset by $4.1 million in expenditures related to the prepackaged plan of reorganization.

We have also borrowed $6.7 million under a promissory note, dated December 1, 2003, that we have entered into with Campbell B. Lanier, III. Mr. Lanier has the option, upon consummation of a public offering or a private placement offering of our capital stock generating proceeds in an amount equal to or in excess of $50 million, to convert the amounts outstanding under the note, plus accrued interest, into shares of our common stock or non-voting common stock (or, in the case of a private placement offering of our preferred stock, into shares of our preferred stock). If Mr. Lanier does not elect to convert all of the amounts outstanding under the note, and the accrued interest thereon, upon the consummation of a public offering or a private placement offering, the entire outstanding principal amount owing to him not so converted, together with all interest accrued thereon and not so converted, shall be due and payable in cash on the earlier to occur of March 31, 2004 or 10 days following the completion of a public offering or a private placement offering. Amounts outstanding under the note are secured by a purchase money security interest limited to the assets so acquired with the proceeds of the note. Amounts outstanding under the note bear interest at a rate of 12.0% per annum.

Verizon Media acquisition and related planned expenditures

On July 15, 2003, we entered into a definitive agreement to acquire substantially all of the assets of, and to assume certain liabilities associated with, the cable systems operated by Verizon Media. On December 1, 2003, we completed the acquisition of the cable system and franchise rights in Cerritos, California, for which we paid Verizon Media approximately $6.6 million in cash. We funded this acquisition with the proceeds from a $6.7 million purchase money promissory note. We will use a portion of the net proceeds from our proposed public offering of common stock to repay the amounts outstanding under the note, plus accrued interest thereon, unless the lender exercises his option to convert such amounts into shares of common stock or non-voting common stock at the per share public offering price in a public offering. Amounts outstanding under the promissory note bear interest at a rate of 12.0% per annum and mature upon the earlier of the tenth day following the completion of a public offering or a private placement offering and March 31, 2004. In the fourth quarter of 2003, we expect to complete the acquisition of the cable system and franchise rights in Pinellas County, Florida, for which we expect to pay approximately $10.3 million in cash. The purchase will be funded through the proceeds of our proposed public offering or additional equity infusions from existing stockholders or additional equity offerings, although we may not be able to obtain funding through these sources on terms acceptable to us. In connection with the closing of the Verizon Media acquisition, we will also issue to a prior prospective purchaser a warrant to purchase one million shares of our common stock as compensation for the release of an agreement with Verizon Media granting exclusive rights to negotiate with respect to the purchase of the Verizon Media businesses.

We currently expect the Verizon Media businesses to generate approximately $40.0 million in revenues and approximately $6.0 million in net losses for the year ended December 31, 2004. We currently expect to spend approximately $40.0 million in capital expenditures through 2004 to operate and upgrade the assets in Pinellas County, Florida to be acquired from Verizon Media, of which we expect to spend approximately $5.0 million in 2003 and approximately $35.0 million in 2004. Under the terms of the indenture for our senior notes, substantially all of our capital expenditures in the Verizon Media markets will have to be funded with the net cash proceeds from issuances of our capital stock (other than stock

Management’s discussion and analysis of financial condition and results of operations that is redeemable at the option of the holder or matures prior to the maturity of our senior notes). These expenditures, including repayment of amounts outstanding under the $6.7 million promissory note, are expected to be funded through the proceeds of our proposed public offering or other equity offerings.

Capital expenditures

Excluding the funding needs related to the Verizon Media acquisition described above, we have spent approximately $26.6 million in capital expenditures during 2003 through September 30, and we expect to spend an additional $8.4 million for the remainder of 2003. Of these amounts, $20.6 million relates to network construction and the remainder relates to the purchase of customer premise equipment, such as cable set-top boxes and cable modems, network equipment, including switching and transport equipment, and billing and information systems. We believe we have sufficient cash on hand and cash from internally generated cash flow to cover our planned operating expenses and capital expenditures during 2003. If we decide to build additional or new broadband systems (such as in the Louisville, Kentucky or Nashville, Tennessee markets), we would require additional funding to operate and for the capital expenditures necessary to finance the construction and purchase of customer premise equipment.

Excluding the funding needs related to the Verizon Media acquisition as described above, we expect to spend approximately $32.0 million in capital expenditures during 2004.

We have received franchises to build the network in Louisville, Kentucky and Nashville, Tennessee, although our franchise in Louisville is currently being contested by the incumbent cable provider in that city. We spent approximately $6.6 million to obtain franchise agreements and perform preliminary construction activity in Louisville and Nashville. Among the covenants included in the indenture governing our notes is a covenant limiting our ability to fund expansion into new markets, including Louisville and Nashville, from operating cash flows or new borrowings.

We do not intend to expand into Nashville, Louisville or other markets until the required funding is available. We estimate the cost of constructing our network and funding initial customer premise equipment in new markets to be approximately $750 to $1,000 per home passed. The actual costs of each new market may vary significantly from this range and will depend on the number of miles of network to be constructed, the geographic and demographic characteristics of the city, population density, costs associated with the cable franchise in each city, the number of customers in each city, the mix of services purchased, the cost of customer premise equipment we pay for or finance, utility requirements and other factors.

Contractual obligations

The following table sets forth our long-term debt, capital lease and operating lease obligations for the fourth quarter of 2003, the following five years and thereafter. The long-term debt obligations are our cash debt service obligations, including both principal and interest. The capital lease obligations are our future rental payments under one lease with a 10-year term. Operating lease obligations are the future minimum rental payments required under the operating leases that have initial or remaining noncancelable lease terms in excess of one year as of September 30, 2003.

		Payment due by period
Contractual obligations	Total	October 1, 2003 through December 31, 2003	January 1, 2004 through December 31, 2006	January 1, 2007 through December 31, 2008	After December 31, 2008

	(in thousands)
Long-term debt obligations	$399,082	$1,295	$104,407	$33,761	$259,619
Capital lease obligations	433	15	120	60	238
Operating lease obligations	8,486	427	4,257	773	3,029

Total	$408,001	$1,737	$108,784	$34,594	$262,886

Management’s discussion and analysis of financial condition and results of operations

In addition to the contractual obligations described above, we have entered into contracts with various entities to provide programming to be aired on our network. We pay a monthly fee for the programming services, generally based on the number of average video subscribers to the program, although some fees are adjusted based on the total number of video subscribers to the system and/or the system penetration percentage. We estimate that we will pay approximately $34.7 million in programming fees under these contracts during 2003, of which amount we have paid $23.1 million through September 30, 2003.

Programming has been our largest single operating expense and we expect this to continue. In recent years, the cable industry has experienced rapid increases in the cost of programming, particularly sports programming, and we expect these increases to continue. Our relatively small base of subscribers limits our ability to negotiate lower programming costs. Since programming cost is partially based on numbers of subscribers, it will increase as we add more subscribers. It will also increase as costs per channel increase over time. In addition, as we increase the channel capacity of our systems and add programming to our expanded basic and digital programming tiers, we may face market constraints on our ability to pass programming costs on to our customers.

As discussed above, we expect to spend $13.4 million in capital expenditures for the remainder of 2003 and $67.0 million in 2004, including capital expenditures related to the Verizon Media acquisition. We expect to fund these contractual obligations, programming costs and expected capital expenditures using the estimated $70.0 million of net proceeds from our proposed public offering, a portion of the $33.5 million of cash on hand as of September 30, 2003, with the remainder funded by cash flow generated by operations.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require us to make estimates and assumptions. We believe that the following may involve a higher degree of judgment and complexity.

Revenue recognition.    We generate recurring or multi-period operating revenues, as well as nonrecurring revenues. We recognize revenue in accordance with SEC Staff Accounting Bulletin, or SAB, No. 101, “Revenue Recognition in Financial Statements,” as amended by SAB Nos. 101A and 101B. SAB No. 101 requires that the following four basic criteria must be satisfied before revenues can be recognized:

➢	there is persuasive evidence that an arrangement exists;

➢	delivery has occurred or services have been rendered;

➢	the fee is fixed and determinable; and

➢	collectibility is reasonably assured.

In regard to the first and second items, we believe that persuasive evidence of an arrangement and delivery has occurred upon installation.

We base our determination of the third and fourth criteria above on our judgment regarding the fixed nature of the fee we have charged for the services rendered and products delivered, and the prospect that those fees will be collected. If changes in conditions should cause us to determine that these criteria likely will not be met for future transactions, revenue recognized for any reporting period could be materially affected.

We generate recurring revenues for our broadband offerings of video, voice, data and other services. Revenues generated from these services primarily consist of a fixed monthly fee for access to cable programming, local phone services and enhanced services and access to the Internet. Additional fees are charged for services including pay-per-view movies, events such as boxing matches and concerts, long-distance service and cable modem rental. Revenues are recognized as services are provided and advance billings or cash payments received in advance of services performed are recorded as deferred revenue.

Allowance for doubtful accounts.     We use estimates to determine our allowance for bad debts. These estimates are based on historical collection experience, current trends, credit policy and a percentage of

Management’s discussion and analysis of financial condition and results of operations our customer accounts receivable. In determining these percentages, we look at historical write-offs of our receivables.

Valuation of long-lived and intangible assets and goodwill.     We assess the impairment of identifiable long-lived assets and related goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable in accordance with Statement of Financial Accounting Standards, or SFAS, No. 144. Factors we consider important and that could trigger an impairment review include the following:

➢	significant underperformance of our assets relative to historical or projected future operating results;

➢	significant changes in the manner in which we use our assets or in our overall business strategy; and

➢	significant negative industry or economic trends.

We adopted SFAS No. 142 on January 1, 2002 and have performed a goodwill impairment test annually on January 1, since adoption, in accordance with SFAS No. 142. Based on the results of the goodwill impairment test, we recorded an impairment loss of $1.3 million in the first quarter of 2002 as a cumulative effect of change in accounting principle. There was no impairment identified as of January 1, 2003.

In December 2002, the Financial Accounting Standards Board, or FASB, issued SFAS No. 148 “Accounting for Stock-Based Compensation-Transition Disclosure,” which amends FASB Statement No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Finally, SFAS No. 148 amends APB Opinion No. 28, “Interim Financial Reporting,” to require disclosure about those effects in interim financial information. SFAS No. 148 is to be applied for financial statements for fiscal years ending after December 15, 2002. In December 2002, we elected to adopt the recognition provisions of SFAS No. 123. We also elected to report the change in accounting principle using the prospective method in accordance with SFAS No. 148. Under the prospective method, the recognition of compensation costs is applied to all employee awards granted, modified or settled after the beginning of the fiscal year in which the recognition provisions are first applied.

The foregoing list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for us to judge the application. There are also areas in which our judgment in selecting any available alternative would not produce a materially different result. See our consolidated financial statements and related notes thereto included in Exhibit 99.4 to this Current Report on Form 8-K, which contain accounting policies and other disclosures required by accounting principles generally accepted in the United States.

RECENT ACCOUNTING PRONOUNCEMENTS

In April 2002, FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Correction,” which provides for the rescission of several previously issued accounting standards, new accounting guidance for the accounting of certain lease modifications and various technical corrections that are not substantive in nature to existing pronouncements. We adopted SFAS No. 145 on January 1, 2003. The adoption of SFAS No. 145 required that the extraordinary gain on extinguishment of debt of $31.9 million be reclassified to operating expenses. Excluding the reclassification, the adoption of SFAS No. 145 did not have a material impact on our financial position and results of operations.

Management’s discussion and analysis of financial condition and results of operations

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. We do not expect SFAS No. 146 to have a material impact on our financial position and results of operations.

In November 2002, FASB Interpretation No., or FIN, 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantors, Including Indirect Guarantees of Indebtedness of Others,” was issued. FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under the guarantee. Guarantors will also be required to meet expanded disclosure obligations. The initial recognition and measurement provisions of FIN 45 are effective for guarantees issued after December 31, 2002. The disclosure requirements are effective for annual and interim financial statements that end after December 15, 2002, and had no impact on our financial position or results of operations.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities.” This interpretation of Accounting Research Bulletin 51, “Consolidated Financial Statements,” addresses consolidation by business enterprises of variable interest entities that possess certain characteristics. The interpretation requires that if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities, and results of the activities of the variable interest entity must be included in the consolidated financial statements with those of the business enterprise. This interpretation applies immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. We do not have any ownership in any variable interest entities as of September 30, 2003. We will apply the consolidation requirement of the interpretation in future periods if we should own any interest in any variable interest entity.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” which amends and clarifies accounting and reporting for derivative instruments, including certain derivatives imbedded in other contracts and for hedging activities as defined under FASB statement No. 133 and FIN No. 45. SFAS No. 149 is effective for contracts entered into after September 30, 2003. We do not expect SFAS No. 149 to have a material impact on our financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability or an asset in some circumstances. SFAS No. 150 is effective for the first interim period beginning after June 15, 2003. We adopted SFAS No. 150 effective July 1, 2003, which resulted in no material impact to our financial position or results of operations.